Filed pursuant to Rule 424(b)(3)
Registration No. 333-264258

Up to 16,160,214 Shares of Common Stock

______________________

This prospectus relates to the resale of up to 16,160,214 shares (the “Shares”) of our common stock, $0.0001 par value per share (the “Common Stock”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Selling Securityholder”). The shares included in this prospectus consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time after the date of this prospectus, pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on March 23, 2022 (the “Purchase Agreement”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to $125,000,000 of our Common Stock, subject to terms and conditions specified in the Purchase Agreement. Concurrently with our execution of the Purchase Agreement on March 23, 2022, we issued 18,582 shares of Common Stock to the Selling Securityholder as consideration for its irrevocable commitment to purchase shares of our Common Stock at our election in our discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section entitled “Committed Equity Financing” for a description of the Purchase Agreement and the section entitled “Selling Securityholder” for additional information regarding the Selling Securityholder.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholder will offer or sell any of the shares of Common Stock. The Selling Securityholder may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholder pursuant to this prospectus. However, we may receive up to $125,000,000 in aggregate gross proceeds from sales of our Common Stock to the Selling Securityholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. We provide more information about how the Selling Securityholder may sell or otherwise dispose the shares of our Common Stock in the section entitled “Plan of Distribution.” The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “XOS.” On February 6, 2023, the closing price of our Common Stock was $0.936.

See the section entitled “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in any amendments or supplements to this prospectus and the documents incorporated herein by reference, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 7, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale of the securities offered by the Selling Securityholder described in this prospectus.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

We may also provide prospectus supplements or post-effective amendments to the registration statement to add information to, or update or change information contained in or incorporated by reference into, this prospectus. You should read this prospectus and any applicable prospectus supplements or post-effective amendments to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

On August 20, 2021, as contemplated by the Agreement and Plan of Merger, dated as of February 21, 2021, as amended on May 14, 2021 (the “Merger Agreement”), by and among NextGen Acquisition Corporation, a Cayman Islands exempted company limited by shares (“NextGen”), Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (now known as Xos Fleet, Inc., “Legacy Xos”), consummated the merger transactions contemplated by the Merger Agreement, whereby (i) Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen (“Xos” or the “Company,” and such transaction the “Merger” or the “Business Combination”). Immediately prior to the closing of the Merger (the “Closing” and such date of the Closing, the “Closing Date”), NextGen changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware. In connection with the Business Combination, NextGen changed its name to Xos, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Xos,” “we,” “us,” “our” and similar terms refer to Xos, Inc. (f/k/a NextGen Acquisition Corporation) and its consolidated subsidiaries (including Legacy Xos). References to “NextGen” refer to our predecessor company prior to the consummation of the Business Combination.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus or incorporated by reference into this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the section entitled “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our consolidated financial statements and related notes and the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.

The Company

We are a leading technology company which provides fleet services, software solutions, and manufactures 100% battery-electric Class 5 to Class 8 commercial vehicles. We facilitate the transition of fleets from internal combustion engine vehicles to zero-emission vehicles with proprietary technology suited to the commercial use case. We also provide a range of services to facilitate the transition of fleets to electric vehicles, including charging infrastructure, vehicle maintenance, financing and service.

Our X-Platform (our proprietary, purpose-built vehicle chassis platform) and X-Pack (our proprietary battery system) provide modular features that allow us to accommodate a wide range of last-mile applications and enable us to offer clients a lower total cost of ownership compared to many of our peers. The X-Platform and X-Pack are available for purchase as part of the Xos vehicle. The X-Platform and X-Pack were both engineered to be modular in nature to allow fleet operators to customize their vehicles to fit their commercial applications (e.g., upfitting with a specific vehicle body and/or tailoring battery range). In addition to a competitive vehicle purchase price, our technology can also drive savings throughout ownership through increased vehicle uptime, greater payload capacity and reduced service and maintenance expense. Ninety percent of vehicles in our targeted segments operate on routes under 200 miles per shift (referred to as “last-mile” routes). Vehicles that fulfill these predictable last-mile routes generally return to base hubs on a daily basis. We believe that such vehicles are ideal candidates for electrification as operators are able to connect the vehicles to dedicated charging infrastructure at return-to-base hubs. Our modular and cost-effective vehicles have been on the road and in customers’ hands since 2018, further validating the durability of satisfaction with our vehicles.

Our Fleet-as-a-Service product facilitates the transition from traditional internal combustion engine vehicles to battery electric vehicles and provides fleet operators with a comprehensive set of solutions and products (including, but not limited to, Energy Services, service and maintenance, vehicle telematics, OTA updates and financing) to transition to and to operate an electric fleet. This product offering will combine traditionally disaggregated services into a bundled service package, thus reducing the cost and friction associated with electrifying commercial fleets. Services to be offered in our Fleet-as-a-Service offerings include our proprietary technologies and in-house services and offerings from our industry partners. Our Fleet-as-a-Service offering includes (i) Energy Services (on-site vehicle charging infrastructure as well as our proprietary mobile charging unit Xos HubTM); (ii) service and maintenance (provided by our internal maintenance team and industry partners); (iii) replacement parts; (iv) financing via our external partners; (v) risk mitigation products (e.g., GAP insurance and warranties); and (vi) our telematics unit, the Xosphere Intelligence Platform. Fleet-as-a-Service is expected to increase the lifetime revenue of each vehicle sold by us.

Our principal executive office is located at 3550 Tyburn Street, Los Angeles, California 90065. Our telephone number is (818) 316-1890.

Committed Equity Financing

On March 23, 2022, we entered into the Standby Equity Purchase Agreement (the “Purchase Agreement”), with YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Selling Securityholder” or “Yorkville”). Pursuant to the Purchase Agreement, we have the right to sell to Yorkville up to $125,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Common Stock to Yorkville under the Purchase Agreement, and the timing of any such sales, are at our option, and we are under no obligation to sell any securities to Yorkville under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Yorkville of up to 16,160,214 shares of Common Stock, consisting of 18,582 shares of Common Stock that we issued to Yorkville in consideration of its commitment to purchase shares of Common Stock at our election under to the Purchase Agreement, and up to 16,141,632 shares of Common Stock that we may elect, in our sole discretion, to issue and sell to Yorkville, from time to time under the Purchase Agreement. The registration statement was declared effective by the SEC on April 22, 2022. On February 2, 2023, we filed a post-effective amendment to the registration statement to convert the registration statement into a registration statement on Form S-3, which includes this prospectus relating to the offer and resale of up to 16,160,214 shares of our Common Stock by the Selling Securityholder. For more detailed information regarding the Purchase Agreement, see the section entitled “Committed Equity Financing.”

There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to Yorkville under the Purchase Agreement. These risks include the potential for substantial dilution and significant declines in our stock price. See the section entitled “Risk Factors.” Issuances of our Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease as a result of sales, if any, under the Purchase Agreement, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Yorkville.

In addition, under the securities purchase agreement (the “Convertible Debentures Securities Purchase Agreement”), dated August 9, 2022, by and between us and Yorkville, under which we agreed to sell and issue convertible debentures (the “Convertible Debentures”) to Yorkville, we agreed not to effect an advance under the Purchase Agreement, without the advance mutual consent of both us and Yorkville, until the earliest of the date (i) all Convertible Debentures have been repaid or converted into Common Stock or (ii) Yorkville no longer has any right or ability to convert any portion of the Convertible Debentures into Common Stock (collectively, the “Consent Termination Date”). Yorkville agreed to extend the term set forth in the Purchase Agreement for a number of days equal to the number of days between the date of the Convertible Debentures Securities Purchase Agreement and the Consent Termination Date.

THE OFFERING

Issuer	Xos, Inc. (f/k/a NextGen Acquisition Corporation).
Issuance of Common Stock
Shares of Common Stock Offered by the Selling Securityholder

16,160,214 shares of Common Stock, consisting of (i) 18,582 Commitment Shares; and (ii) up to 16,141,632 shares we may elect, in our discretion, to issue and sell to the Selling Securityholder under the Purchase Agreement from time to time.

Shares of Common Stock Outstanding	168,034,218 shares (as of November 7, 2022).
Shares of Common Stock Outstanding After Giving Effect to the Issuance of the Shares Registered Hereunder	184,194,432 shares (based on total shares outstanding as of November 7, 2022).
Use of Proceeds

We will not receive any proceeds from the resale of shares of Common Stock included in this prospectus by the Selling Securityholder. However, we may receive up to $125,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Common Stock that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion.

We expect to use the net proceeds that we receive from sales of our Common Stock to the Selling Securityholder, if any, under the Purchase Agreement for working capital and general corporate purposes. See the section titled “Use of Proceeds.”

Market for Common Stock	Our Common Stock is currently traded on Nasdaq under the symbol “XOS.”
Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus and the documents incorporated by reference. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Securityholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Securityholder.

On March 23, 2022, we entered into the Purchase Agreement with the Selling Securityholder, pursuant to which the Selling Securityholder has committed to purchase up to $125,000,000 of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to the Selling Securityholder at our discretion from time to time.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Selling Securityholder under the Purchase Agreement. Sales of our Common Stock, if any, to the Selling Securityholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Securityholder pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by the Selling Securityholder for the shares of Common Stock that we may elect to sell to the Selling Securityholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock prior to each Advance made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Securityholder under the Purchase Agreement, the purchase price per share that the Selling Securityholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Securityholder under the Purchase Agreement, if any.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $125,000,000 of our Common Stock to the Selling Securityholder, only 16,160,214 shares of our Common Stock (including 18,582 Commitment Shares issued to the Selling Securityholder upon signing the Purchase Agreement) are being registered for resale under the registration statement that includes this prospectus. If we elect to sell to the Selling Securityholder all of the 16,160,214 shares of Common Stock being registered for resale under this prospectus, depending on the market price of our Common Stock prior to each advance made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $125,000,000 available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to the Selling Securityholder under the Purchase Agreement more than the 16,160,214 shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $125,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Securityholder of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. Additionally, we would need to obtain stockholder approval to issue shares of Common Stock in excess of 32,630,573 shares of Common Stock (the “Exchange Cap”) under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average per share purchase price paid by the Selling Securityholder for all shares of Common Stock sold under the Purchase Agreement equals or exceeds $3.03, in which case, under applicable Nasdaq rules, the Exchange Cap limitation will not apply to issuances and sales of Common Stock under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of shares of Common Stock in addition to the 16,160,214 shares of Common Stock being registered for resale by the Selling Securityholder under the registration statement that includes this prospectus could cause additional dilution to our stockholders.

We are not required or permitted to issue any shares of Common Stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, the Selling Securityholder will not be required to purchase any shares of our Common Stock if such sale would result in the Selling Securityholder’s beneficial ownership exceeding 4.99% of the then issued and outstanding Common Stock (the “Beneficial Ownership Limitation”). Our inability to access a part or all of the amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

In addition, under the Convertible Debentures Securities Purchase Agreement, under which we agreed to sell and issue Convertible Debentures to Yorkville, we agreed not to effect an advance under the Purchase Agreement, without the advance mutual consent of both us and Yorkville, until the earliest of the date (i) all Convertible Debentures have been repaid or converted into Common Stock or (ii) Yorkville no longer has any right or ability to convert any portion of the Convertible Debentures into Common Stock (collectively, the “Consent Termination Date”). Yorkville agreed to extend the term set forth in the Purchase Agreement for a number of days equal to the number of days between the date of the Convertible Debentures Securities Purchase Agreement and the Consent Termination Date.

The sale and issuance of our Common Stock to the Selling Securityholder will cause dilution to our existing stockholders, and the sale of the shares of Common Stock acquired by the Selling Securityholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

The purchase price for the shares that we may sell to the Selling Securityholder under the Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Common Stock to fall.

If and when we do sell shares to the Selling Securityholder, the Selling Securityholder may resell all, some, or none of those shares at its discretion, subject to the terms of the Purchase Agreement. Therefore, sales to the Selling Securityholder by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to the Selling Securityholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Investors who buy shares of Common Stock at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we control the timing and amount of any sales of Common Stock to the Selling Securityholder. If and when we do elect to sell shares of our Common Stock to the Selling Securityholder pursuant to the Purchase Agreement, the Selling Securityholder may resell all, some or none of such shares in its discretion and at different prices, subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to the Selling Securityholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        our ability to successfully commercialize our Fleet-as-a-Service offering to customers over time;

•        delays in the design, manufacturing and wide-spread deployment of our vehicles, powertrains and battery packs;

•        our ability to grow market share in our existing markets or any new markets we may enter;

•        our ability to successfully complete strategic relationships and alliances with third parties or acquisitions in the future;

•        changes in domestic and foreign business, market, financial, political and legal conditions;

•        changes in applicable laws or regulations;

•        our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        our ability to maintain an effective system of internal controls over financial reporting;

•        our ability to respond to general economic conditions, including supply chain delays or interruptions that may occur;

•        our ability to manage our growth effectively;

•        our ability to achieve and maintain profitability in the future;

•        our future capital requirements and our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

•        our ability to maintain and enhance our products and brand, and to attract customers;

•        our ability to execute our business model, including market acceptance of our planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

•        ability to source certain of our critical inventory items, including battery cells, semiconductor chips and vehicle bodies and aluminum;

•        our ability to successfully manage supply shortages and disruptions, product delivery delays, and anticipate costs and production timing in light of those challenges;

•        our ability to scale in a cost-effective manner, including hiring qualified personnel, particularly during recent labor shortages, to meet our manufacturing and delivery goals;

•        developments and projections relating to our competitors and industry;

•        general economic and political conditions, such as the effects of the COVID-19 pandemic, recessions, interest rates, inflation, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or military conflict, including repercussions of the recent military conflict between Russia and Ukraine, or terrorism on our business and the actions we may take in response thereto;

•        our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012, as amended;

•        our ability to recognize the anticipated benefits of the Business Combination and proceeds from the concurrent private placement, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•        our future capital requirements and sources and uses of cash;

•        the outcome of, and costs associated with, any known and unknown legal, litigation and regulatory proceedings; and

•        any other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors”.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this prospectus may not prove to be accurate. Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law. We qualify all of our forward-looking statements by these cautionary statements.

COMMITTED EQUITY FINANCING

On March 23, 2022, we entered into the Purchase Agreement with the Selling Securityholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Securityholder up to $125,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are at our option, and we are under no obligation to sell any securities to the Selling Securityholder under the Purchase Agreement. In accordance with our obligations under the Purchase Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Securityholder of up to 16,160,214 shares of Common Stock, consisting of 18,582 Commitment Shares that we issued to the Selling Securityholder as payment of a commitment fee for its commitment to purchase shares of Common Stock at our election under to the Purchase Agreement, and up to $125,000,000 of shares of Common Stock that we may elect, in our sole discretion, to issue and sell to the Selling Securityholder, from time to time under the Purchase Agreement. The registration statement was declared effective by the SEC on April 22, 2022. On February 2, 2023, we filed a post-effective amendment to the registration statement to convert the registration statement into a registration statement on Form S-3, which includes this prospectus relating to the offer and resale of up to 16,160,214 shares of our Common Stock by the Selling Securityholder.

We do not have the right to commence any sales of our Common Stock to the Selling Securityholder under the Purchase Agreement until the date on which all of the conditions to the Selling Securityholder’s purchase obligation set forth in the Purchase Agreement have been satisfied, including that the registration statement of which this prospectus forms a part be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after such date, we will have the right, but not the obligation, from time to time at our discretion, until the first day of the month following the 36-month period after the date of the Purchase Agreement, to direct the Selling Securityholder to purchase a specified amount of shares of Common Stock, not to exceed the lesser of (i) $20,000,000 or (ii) a certain percentage of the average daily trading volume during regular trading hours for the three trading days immediately preceding an Advance Notice, as described further below under the heading “— Advances and Payments of Common Stock Under the Purchase Agreement.”

We will control the timing and amount of any sales of Common Stock to the Selling Securityholder. Actual sales of shares of our Common Stock to the Selling Securityholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to the Selling Securityholder under the Purchase Agreement more than the Exchange Cap of 32,630,573 shares of Common Stock, which number of shares is equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules or (ii) the average price per share paid by the Selling Securityholder for all of the shares of Common Stock that we direct the Selling Securityholder to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $3.03 per share (representing the lower of the official closing price of our Common Stock on Nasdaq on the trading day immediately preceding the date of the Purchase Agreement and the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, as adjusted pursuant to applicable Nasdaq rules). Moreover, we may not issue or sell any shares of Common Stock to the Selling Securityholder under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Selling Securityholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Securityholder beneficially owning shares of Common Stock in excess of the 4.99% Beneficial Ownership Limitation.

Neither we nor the Selling Securityholder may assign or transfer any of our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement may be modified or waived by the parties other than by an instrument in writing signed by both parties.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and general corporate purposes.

As consideration for the Selling Securityholder’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 18,582 Commitment Shares to the Selling Securityholder.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Advances of Common Stock Under the Purchase Agreement

Advances

We will have the right, but not the obligation, from time to time at our discretion, until the first day of the month following the 36-month period after the date of the Purchase Agreement, to direct the Selling Securityholder to purchase up to a specified maximum amount of shares of Common Stock as set forth in the Purchase Agreement (each, an “Advance”) by delivering written notice to the Selling Securityholder (each, an “Advance Notice”) on any trading day (each, an “Advance Notice Date”), so long as:

•        The amount under any single Advance does not exceed $20,000,000;

•        The maximum number of shares of Common Stock that the Selling Securityholder is required to purchase in any single Advance under the Purchase Agreement is equal to:

•        150% of the average daily trading volume during regular trading hours as reported by Bloomberg L.P., for the three trading days immediately preceding an Advance Notice if the purchase price to be paid by the Selling Securityholder is 97% of the volume weighted average share prices (“VWAP”) as reported by Bloomberg L.P. on the three trading days commencing on the Advance Notice Date (“Option 1 Pricing Period”); or

•        50% of the average daily trading volume during regular trading hours as reported by Bloomberg L.P., for the three trading days immediately preceding an Advance Notice if the purchase price to be paid by the Selling Securityholder is 95% of the VWAP as reported by Bloomberg L.P. on the trading day commencing on the Advance Notice Date (“Option 2 Pricing Period,” and together with the Option 1 Pricing Period, “Pricing Period”); and

•        All shares of Common Stock subject to all prior Advances have been received by the Selling Securityholder and at least one trading day elapsed from the expiration of the applicable Pricing Period (the “Advance Date”).

Conditions to Each Advance

The Selling Securityholder’s obligation to accept Advance Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Stock in Advances under the Purchase Agreement, are subject to the satisfaction, at the applicable Advance Notice Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Securityholder’s control, which conditions include the following:

•        the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•        the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•        the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Selling Securityholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and the Selling Securityholder being able to utilize this prospectus (and any other prospectus included in any one or more additional registration statements filed with the SEC) to resell all of the shares of Common Stock issuable pursuant to such Advance Notice (and included in any such additional prospectuses);

•        the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Selling Securityholder under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or any other prospectus included in any one or more additional registration statements filed with the SEC), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

•        all reports, notices and other documents required to have been filed by the Company with the SEC during the preceding twelve-month period pursuant to the reporting requirements of the Exchange Act shall have been timely filed;

•        trading in the Common Stock shall not have been suspended by the SEC or Nasdaq (or, in the case of an Advance Notice, the Principal Market, as such term is defined in the Purchase Agreement), the Company shall not have received any final and non-appealable notice threatening the continued quotation of the Common Stock;

•        the Company shall have materially complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement;

•        all of the shares of Common Stock that may be issued pursuant to the Advance Notice shall have been approved for listing or quotation on Nasdaq (or, in the case of an Advance Notice, the Principal Market), subject only to notice of issuance;

•        no condition, occurrence, state of facts or event constituting a Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing; and

•        the receipt by the Selling Securityholder of the legal opinion as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•        the first day of the month next following the 36-month anniversary of the date of the Purchase Agreement; and

•        the date on which the Selling Securityholder shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $125,000,000;

We also have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five (5) trading days’ prior written notice to the Selling Securityholder, provided that there are no outstanding Advance Notices under which we are yet to issue Common Stock. We and the Selling Securityholder may also terminate the Purchase Agreement at any time by mutual written consent.

No Short-Selling by the Selling Securityholder

The Selling Securityholder has agreed that it and its affiliates will not engage in any short sales during the term of the Purchase Agreement and will not enter into any transaction that establishes a net short position with respect to the Common Stock. The Purchase Agreement stipulates that the Selling Securityholder may sell our Common Stock to be issued pursuant to an Advance Notice, following receipt of the Advance Notice, but prior to receiving such shares and may sell other Common Stock acquired pursuant to the Purchase Agreement that the Selling Securityholder has continuously held from a prior date of acquisition.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

All shares of Common Stock that may be issued or sold by us to the Selling Securityholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Securityholder in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Securityholder from time to time at our discretion over the term of the Purchase Agreement. The resale by the Selling Securityholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to the Selling Securityholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of the shares of our Common Stock that may be available for us to sell to the Selling Securityholder pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Common Stock to the Selling Securityholder pursuant to the Purchase Agreement, the Selling Securityholder may resell all, some or none of such shares in its discretion and at different prices subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Because the purchase price per share to be paid by the Selling Securityholder for the shares of Common Stock that we may elect to sell to the Selling Securityholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable Pricing Period, as of the date of this prospectus we cannot reliably predict the number of shares of Common Stock that we will sell to the Selling Securityholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Securityholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of November 7, 2022, there were 168,034,218 shares of our Common Stock outstanding, of which 61,871,421 shares were held by non-affiliates. If all of the 16,160,214 shares offered for resale by the Selling Securityholder under the registration statement that includes this prospectus were issued and outstanding as of March 23, 2022, such shares would represent approximately 8.8% of the total number of shares of our Common Stock outstanding and approximately 20.7% of the total number of outstanding shares held by non-affiliates, in each case as of November 7, 2022.

Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct the Selling Securityholder to purchase shares of our Common Stock from us in one or more Advances under the Purchase Agreement, for a maximum aggregate purchase price of up to $125,000,000, only 16,160,214 shares of Common Stock (18,582 of which represent the Commitment Shares we issued to the Selling Securityholder upon signing the Purchase Agreement as payment for the Selling Securityholder’s commitment to purchase shares of our Common Stock under the Purchase Agreement) are being registered for resale under the registration statement that includes this prospectus. Assuming all of such 16,160,214 shares were sold to the Selling Securityholder at the maximum 5% discount to the per share price of $3.03 (which represents the lower of the official closing price of our Common Stock on Nasdaq on March 22, 2022, the trading day immediately preceding the date of the Purchase Agreement, and the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on March 22, 2022, the trading day immediately preceding the date of the Purchase Agreement), such number of shares would be insufficient to enable us to receive aggregate gross proceeds from the sale of such shares to the Selling Securityholder equal to the Selling Securityholder’s $125,000,000 total aggregate purchase commitment under the Purchase Agreement. While the market price of our Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by the Selling Securityholder under the Purchase Agreement for shares of our Common Stock, if any, may also fluctuate, in order for us to receive the full amount of the Selling Securityholder’s commitment under the Purchase Agreement, it is possible that we may need to issue and sell more than the number of shares being registered for resale under the registration statement that includes this prospectus.

If it becomes necessary for us to issue and sell to the Selling Securityholder more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $125,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval prior to issuing shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Securityholder of any such additional shares of our Common Stock, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to the Selling Securityholder under the Purchase Agreement. The number of shares of our Common Stock ultimately offered for resale by the Selling Securityholder depends upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Securityholder under the Purchase Agreement.

The issuance, if any, of our Common Stock to the Selling Securityholder pursuant to the Purchase Agreement would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of our Common Stock that our existing stockholders own would not decrease as a result of sales, if any, under the Purchase Agreement, the shares of our Common Stock owned by our existing stockholders would represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from the Selling Securityholder from our sale of shares of Common Stock to the Selling Securityholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Securityholder(2)	Gross Proceeds from the Sale of Shares to the Selling Securityholder Under the Purchase Agreement
$2.50	50,000,000	31%	$125,000,000
$3.03(3)	41,254,125	25%	$124,999,999
$3.46(4)	36,127,167	22%	$124,999,998
$5.00	25,000,000	15%	$125,000,000
$6.00	20,833,333	13%	$124,999,998

____________

(1)      Does not include the 18,582 Commitment Shares that we issued to the Selling Securityholder as consideration for its commitment to purchase shares of Common Stock under the Purchase Agreement. The number of shares of Common Stock offered by this prospectus may not cover all the shares we ultimately sell to the Selling Securityholder under the Purchase Agreement, depending on the purchase price per share. We have included in this column only those shares being offered for resale by the Selling Securityholder under this prospectus (excluding the 18,582 Commitment Shares), without regard for the Beneficial Ownership Limitation. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future stock performance.

(2)      The denominator is based on 163,253,073 shares outstanding as of March 23, 2022 (which includes the 18,582 Commitment Shares we issued to the Selling Securityholder on March 23, 2022), adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to the Selling Securityholder, assuming the average purchase price in the first column. The numerator is based on the number of shares of Common Stock set forth in the second column.

(3)      Nasdaq base price.

(4)      The closing sale price of our Common Stock on Nasdaq on March 22, 2022.

USE OF PROCEEDS

All of the shares of our Common Stock and Warrants offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its account. We will not receive any of the proceeds from these sales. However, we may receive up to $125,000,000 aggregate gross proceeds from any sales we make to Yorkville pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder after the date of this prospectus. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the Purchase Agreement in interest-bearing, investment-grade instruments.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Public Warrant-related documents. We urge you to read our Certificate of Incorporation, our Bylaws and the Public Warrant-related documents and the applicable provisions of the DGCL for more information.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of undesignated Preferred Stock, $0.0001 par value per share. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock we may issue in the future.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of our Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors (our “Board”) in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Common Stock unless the shares of Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied.

Preemptive or Other Rights

Holders of our Common Stock have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

Our Board will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term and Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue Preferred

Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our management.

Redeemable Warrants

Public Warrants

Each whole warrant will entitle the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after 30 days following the Closing, except as described below. Pursuant to the Warrant Agreement, dated October 6, 2020, between NextGen and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of our Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. There are no fractional warrants and only whole warrants will trade. The warrants will expire on August 20, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of our Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of our Common Stock issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. During any period in which shares of our Common Stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of our Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price per share of our Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of our Common Stock equals or exceeds $18.00. Once the Public Warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price per share of our Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-dilution Adjustments”).

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of our Common Stock issuable upon the exercise of the Public Warrants is then effective and a current prospectus relating to such Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the second to last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price per share of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00. Once the Public Warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below;

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per share of our Common Stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-dilution Adjustments”); and

•        if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon the exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon the exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon the exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued

Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants	Fair Market Value of Shares of Common Stock
	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	0.000	0.000	0.042	0.115	0.179	0.233	0.281	0.323	0.361

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for our Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when our Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of our Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Public Warrants when the shares of our Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when our Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of our Common Stock than they would have received if they had chosen to wait to exercise their warrants for our Common Stock if and when our Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of our Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than our Common Stock pursuant to the Warrant Agreement, the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than our Common Stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.

Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of our Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of issued and outstanding shares of our Common Stock is increased by a capitalization or share dividend payable in our Common Stock, or by a split-up of our Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in our issued and outstanding Common Stock. A rights offering made to all or substantially all holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (1) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock ) and (2) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of our Common Stock during the 10 trading day period ending on the trading day prior to the first date on which our Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay to all or substantially all of the holders of our Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of our Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of issued and outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of our issued and outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of our issued and outstanding Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants will be issued in registered form under a Warrant Agreement between the warrant agent and us. The Warrant Agreement provides that (a) the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Public Warrants and the Warrant Agreement set forth in the prospectus relating to the initial issuance of the Public Warrants, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or working capital warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, forward purchase warrants or working capital warrants, at least 65% of the then outstanding Private Placement Warrants or working capital warrants, respectively.

The warrant holders do not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their warrants and receive shares of our Common Stock. After the issuance of our Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Although we believe this provision benefits us by providing increased consistency in the application of New York law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants will not be redeemable by us (except as described above under “— Redeemable Warrants — Public Warrants — Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00”) so long as they are held by NextGen Sponsor or its permitted transferees. NextGen Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights described herein. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than NextGen Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Except as described under “— Redeemable Warrants — Public Warrants — Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Public Warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the Public Warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price per share of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Lock-Up Restrictions

In connection with the Business Combination, certain stockholders, officers and directors of Legacy Xos entered into lock-up agreements pursuant to which they will be contractually restricted from selling or transferring any of (i) their shares of our Common Stock held immediately following the Closing and (ii) any of their Lock-up Shares. Such restrictions began at Closing and ended on February 16, 2022.

Additionally, Dakota Semler and Giordano Sordoni, our co-founders, agreed to additional lock-up restrictions beyond those described above. During the term beginning on February 16, 2022 and ending two years following the Closing Date, the co-founders are only permitted to sell their Lock-Up Shares via written trading plans in compliance with Rule 10b5-1 under the Exchange Act.

NextGen Sponsor entered into a letter agreement, dated October 6, 2020, by and among NextGen, NextGen Sponsor and the other parties thereto, pursuant to which NextGen Sponsor is subject to a lock-up ending on the earlier of (i) the date that is one year after the Closing Date and (ii) the date on which the last reported sale price of Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date. Such restrictions ended on August 20, 2022.

However, following the expiration of such lock-ups, the holders subject to lock-up agreements will not be restricted from selling shares of our Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in the Bylaws. The Bylaws provide that special meetings of our stockholders may be called only, for any purpose as is a proper matter for stockholder action under Delaware, by (i) our Chairperson of the Board of Directors, (ii) our Chief Executive Officer or the President if the Chairperson of the Board of Directors is unavailable, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under the Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the latter of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and the Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers and employees for breach of fiduciary duty, other similar actions, any other action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our Certificate of Incorporation or the Bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware). Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors and officers. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Certificate of Incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable. In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable.

Section 203 of the Delaware General Corporation Law

We do not opt out of Section 203 of the DGCL under our Certificate of Incorporation.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Certificate of Incorporation and Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, we ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our Common Stock and Warrants is American Stock Transfer & Trust Company, LLC.

Listing of Securities

Our Common Stock and Public Warrants are listed on The Nasdaq Global Market under the symbols “XOS” and “XOSWW,” respectively.

SELLING SECURITYHOLDER

This prospectus relates to the offer and sale by Yorkville of up to 16,160,214 shares of Common Stock that have been and may be issued by us to Yorkville under the Purchase Agreement. For additional information regarding the shares of Common Stock included in this prospectus, see the section entitled “Committed Equity Financing” above. We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the Purchase Agreement we entered into with Yorkville on March 23, 2022 in order to permit the Selling Securityholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, and as set forth in the section entitled “Plan of Distribution” in this prospectus, Yorkville has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” or “Yorkville” mean YA II PN, LTD., a Cayman Islands exempt limited partnership.

The table below presents information regarding the Selling Securityholder and the shares of Common Stock that may be resold by the Selling Securityholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of March 23, 2022. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Securityholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 168,034,218 shares of our Common Stock outstanding as of November 7, 2022. Because the purchase price to be paid by the Selling Securityholder for shares of Common Stock, if any, that we may elect to sell to the Selling Securityholder in one or more Advances from time to time under the Purchase Agreement will be determined on the applicable Advance Dates for such Advances, the actual number of shares of Common Stock that we may sell to the Selling Securityholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Securityholder of all of the shares of Common Stock being offered for resale pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholder has sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholder, the Selling Securityholder is not a broker-dealer or an affiliate of a broker-dealer.

Up to 18,833,298 shares of Common Stock issuable upon the exercise of the Warrants are not included in the table below, unless specifically indicated in the footnotes therein.

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned		Maximum Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
	Number(1)	Percent(2)		Number(3)	Percent(2)
YA II PN, LTD.(4)	18,582	*	16,160,214	—	—

____________

*        Less than one percent

(1)      Represents the 18,582 shares of Common Stock we issued to Yorkville on March 23, 2022 as Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Yorkville may be required to purchase under the Purchase Agreement, because the issuance of such shares is at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Yorkville’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Advances of Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Yorkville to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Yorkville, would cause Yorkville’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price per share paid by Yorkville for all shares of Common Stock purchased by Yorkville under the Purchase Agreement equals or exceeds $3.03 per share, in which case the Exchange Cap limitation would no longer apply under applicable Nasdaq rules.

(2)      Applicable percentage ownership is based on 168,034,218 shares of our Common Stock outstanding as of November 7, 2022.

(3)      Assumes the sale of all shares being offered pursuant to this prospectus.

(4)      Yorkville is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, LTD are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the Selling Securityholder, Yorkville. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholder. We may receive up to $125,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Yorkville pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of Common Stock to the Selling Securityholder after the date of this prospectus.

The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

•        ordinary brokers’ transactions;

•        transactions involving cross or block trades;

•        through brokers, dealers, or underwriters who may act solely as agents;

•        “at the market” into an existing market for our Common Stock;

•        in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•        in privately negotiated transactions; or

•        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that each such broker-dealer may receive commissions from Yorkville for executing such sales for Yorkville and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Securityholder.

We know of no existing arrangements between the Selling Securityholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Securityholder.

As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have agreed to issue to Yorkville 18,582 shares of our Common Stock as Commitment Shares upon execution of the Purchase Agreement. In addition, we have paid Yorkville a structuring fee of $15,000 in connection with the structuring and due diligence of the transactions by Yorkville under the Purchase Agreement.

We also have agreed to indemnify Yorkville and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Yorkville has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Yorkville specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $340,000.

Yorkville has represented to us that at no time prior to the date of the Purchase Agreement has Yorkville or any entity managed or controlled by Yorkville, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction, which establishes a net short position with respect to our Common Stock. Yorkville has agreed that during the term of the Purchase Agreement, none of Yorkville, its officers, its sole member, or any entity managed or controlled by Yorkville, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Securityholder.

Our Common Stock is currently listed on The Nasdaq Global Market under the symbol “XOS”.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The consolidated financial statements of Xos, Inc. and its subsidiaries as of December 31, 2021 and 2020 and for the years then ended incorporated by reference in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing in the annual report on Form 10-K for the year ended December 31, 2021. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.xostrucks.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•        our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 30, 2022;

•        our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30,2022, which were filed with the SEC on May 9, 2022, August 11, 2022 and November 10, 2022, respectively;

•        our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 28, 2022, May 26, 2022, July 15, 2022, August 11, 2022, September 30, 2022, October 26, 2022, and December 30, 2022 and

•        the description of our securities contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021, including any amendments thereto or reports filed for the purpose of updating such description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of our common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Xos, Inc.
3550 Tyburn Street
Los Angeles, CA 90065
Attn: Secretary